UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2021

Histogen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36003	20-3183915
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10655 Sorrento Valley Road, Suite 200, San Diego CA		92121
(Address of principal executive offices)		(Zip Code)

(858) 526-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	HSTO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 24, 2021, Stephen Chang, Ph.D. resigned as a Director of Histogen Inc. (the “Company”), effective immediately. Mr. Chang’s resignation from the Board of Directors (the “Board”) was not a result of a disagreement on any matter relating to the Company’s operations, policies or practices.

(d) On March 25, 2021, the Board, following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Rochelle Fuhrmann to serve as a director of the Company, effective immediately. Ms. Fuhrmann will serve as a Class II director and will stand for re-election to the Board at the Company’s 2021 Annual Meeting of Stockholders.

With Mr. Chang’s resignation from the Board, the size of the Board remains at eight members with the appointment of Ms. Fuhrmann to the Board, six of which are independent, non-employee directors.  There are no arrangements or understandings between Ms. Fuhrmann and any other person pursuant to which she was elected as a director of the Company, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) between Ms. Fuhrmann and the Company.   Ms. Fuhrmann was also appointed as the Chairperson to the Audit Committee of the Board.

Ms. Fuhrmann, age 51, currently serves as the Vice President Audit and Enterprise Risk Management at Becton Dickinson (“BD”). In this role, she leads an international team of audit professionals in the review of processes and controls. She also has accountability for the enterprise risk management program including the integration of risk concepts into strategic planning and working with stakeholders on risk identification and mitigation activities. In 2016, Ms. Fuhrmann helped establish the BD Foundation, and she presently serves as Treasurer and as a member of its Board of Trustees. She joined BD in July 2015 as Senior Vice President and Chief Financial Officer, BD Life Sciences. Prior to joining BD, Rochelle held various positions responsible for the management of financial functions including accounting and financial reporting, investor relations, corporate finance, risk management and treasury, primarily in the pharmaceutical industry with companies such as Amneal Pharmaceuticals and Warner Chilcott plc.  She previously served as a member of the Board of Directors of Concordia International Corp. and held the position of Audit Committee Chairperson for three years. Ms. Fuhrmann’s career started at Coopers & Lybrand LLC (now PricewaterhouseCoopers LLP) in Boston, MA. She is a certified public accountant (inactive) and holds a B.Sc. degree in accounting from the University of Rhode Island.  Ms. Fuhrmann will add significant financial expertise to the Board and also add several years of operational experience to the Board.

Pursuant to the Company’s current non-employee director compensation package and under the Company’s 2020 Incentive Award Plan, Ms. Fuhrmann was awarded an initial option to purchase 30,000 shares of common stock of the Company (the “Initial Option Grant”) upon her appointment to the Board with an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant.  The Initial Option Grant shall vest and therefore become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, subject to Ms. Fuhrmann’s continued service on the Board on those dates.  Ms. Fuhrmann will also receive an annual cash retainer of $40,000 for her Board service and $15,000 for her Audit committee Chairperson service, each pro-rated for her initial year of serve. Ms. Fuhrmann has entered into an indemnification agreement with the Company in substantially the form filed as an exhibit to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020.

On March 25, 2021, the Company issued a press release announcing the election of Ms. Fuhrmann to the Board. A copy of this press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibits
99.1	Press Release, dated March 25, 2021

***

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Histogen Inc.

Date: March 25, 2021	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: President and Chief Executive Officer

2